                                                                       Exhibit 1


                            SHAREHOLDERS' AGREEMENT
                            -----------------------

     SHAREHOLDERS' AGREEMENT ("Agreement") dated as of February 10, 1997, among the persons whose signatures appear on the execution pages of this Agreement (capitalized and other terms used herein and not otherwise defined shall have the meanings set forth in Section 1 hereof).


                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, immediately prior to the completion of the Initial Public Offering, the parties hereto will own the number of shares (the "Shares") of Common Stock, or options to acquire the number of shares of Common Stock, set forth opposite such party's name on Schedule A attached hereto and incorporated herein by this reference; and

     WHEREAS, in order to assure the harmonious management of the affairs of the Company, each of the parties hereto desires to enter into this Agreement upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants, representations, warranties and agreements set forth in this Agreement, and of other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto, intending legally to be bound, hereby covenant and agree as follows:

                                   ARTICLE I

                               Definitions; Etc.
                               -----------------

     1.1 Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

          "Adler" means the collective reference to (i) Jeffrey A. Adler; (ii) the Jeffrey A. Adler Revocable Trust; (iii) the Jeffrey A. Adler Grantor Annuity Trust #1; (iv) the Jeffrey A. Adler Grantor Annuity Trust #2; (v) the ARA Trust;
(vi) the DLA Trust; and (vii) any Affiliates of Jeffrey A. Adler who or which acquire Shares pursuant to Section 3.2 of this Agreement.

          "Affiliate" means, as to any Person (i) any corporation, partnership, limited liability company, joint venture, trust or individual directly or indirectly through one or more intermediaries controlled by or under common control with such Person, or which controls directly or indirectly through one or more intermediaries, such Person; (ii) a trust which has as its principal income beneficiaries or remaindermen such Person or any direct or indirect holder of such Person, or members of the immediate family of such Person or direct or indirect holder of such Person; and (iii) any members of the immediate family of such Person or a member of the immediate family of any direct or indirect holder of such Person. For purposes of this definition, (i) no Person, solely by virtue of his, her or its direct or indirect ownership of Shares, shall be deemed to be an Affiliate of another Person; (ii) the terms "control", "controlled" and "common control with" mean the ability, whether by the direct or indirect ownership of voting securities or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those Persons exercising governing authority over an entity; and (iii) the term "immediate family" means spouses (but not former spouses), children, stepchildren and grandchildren, including relationships arising from legal adoption.

          "Agreement" means this Shareholders' Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

          "Board of Directors" means the board of directors of the Company.

          "Common Stock" means the Common Stock, $0.01 par value, of the Company, or any other shares of capital stock of the Company into which such stock shall be reclassified or changed (by operation of law or otherwise). If the Common Stock has been so reclassified or changed, or if the Company pays a dividend or makes a distribution on its Common Stock in shares of capital stock, or subdivides (or combines) its outstanding shares of Common Stock into a greater (or smaller) number of shares of Common Stock, a share of Common Stock shall be deemed to be such number of shares of capital stock and amount of other securities to which a holder of a share of Common Stock outstanding immediately prior to such reclassification, exchange, dividend, distribution, subdivision or combination would be entitled.

          "Dispose" or "Disposition" (and any derivatives thereof) mean and refer to (i) a voluntary or involuntary (including in connection with death, divorce, bankruptcy or otherwise) sale, assignment, transfer, conveyance, pledge, hypothecation or other disposition of Shares, and (ii) any agreement, contract or commitment to do any of the foregoing.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Gellein" means the collective reference to (i) Raymond L. Gellein, Jr.; (ii) the Raymond L. Gellein, Jr. Revocable Trust;

                                      -2-
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(iii) the Raymond L. Gellein, Jr. Grantor Retained Annuity Trust; the Matthew
James Gellein Irrevocable Trust; (v) the Brett Tyler Gellein Irrevocable Trust;
(vi) and any Affiliates of Raymond L. Gellein who or which acquire Shares pursuant to Section 3.2 of this Agreement.

          "Initial Public Offering" means the sale by the Company of approximately 4,625,000 shares of Common Stock to the public pursuant to an underwritten offering.

          "J. Gellein Trust" means the collective reference to (i) Janice G. Gellein; (ii) JGG Holdings Trust; (iii) the Janice G. Gellein Grantor Annuity Trust; (iv) the Catherine Male Gift Trust; (v) the Cherie Doherty Gift Trust;
(vi) the Susan Faetz Gift Trust; and (vii) and any Affiliates of Janice G. Gellein who or which acquire Shares pursuant to Section 3.2 of this Agreement.

          "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

          "Old Agreements" means any and all Stock Restriction and Shareholders' Agreements (or any similar document or instrument together with all amendments, restatements, modifications and supplements thereto) entered into between or among any of the Shareholders relating to any corporation which will be a subsidiary of the Company after giving effect to the Initial Public Offering, including, without limitation, Vistana Capital Holdings, Inc., Vistana Capital Management, Inc., VCH Communications, Inc., VCH Financial Services, Inc., VCH Trademark, Inc., WE4 Fun, Inc., Vistana International, Inc., Vistana WGV Holdings, Inc., VCH Administration, Inc., VCH Oaks, Inc., VCM Oaks, Inc., VCH Sales, Inc., Vacation Management Services, Inc., VCH Consulting, Inc., VCH Systems, Inc., Vistana OP Investment, Inc., Vistana WGV, Inc. and VCH Contracting, Inc., each subsidiaries of the Company, among such subsidiary of the Company and certain of the Shareholders.

          "Person" means any individual, partnership, limited liability company, corporation, trust or other entity.

          "Proxy" has the meaning ascribed thereto in the Exchange Act and Regulation 14A promulgated by the SEC under the Exchange Act.

          "SEC" means the Securities and Exchange Commission.

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          "Securities Act" means the Securities Act of 1933, as amended.

          "Shareholder" or "Shareholders" means each of the parties hereto, together with their respective permitted successors and assigns, and any other Persons, who or which acquire Shares and become parties to this Agreement.

          "Shareholder Option Agreements" means those certain agreements dated as of February 10, 1997 among certain of the Shareholders and certain executives of the Company.

     1.2 Other Defined Terms. The following terms are defined in the Section of this Agreement directly opposite such terms:

          Term                                     Section
          ----                                     -------

          Acceptance Notice                        3.3(e)
          Cash Consideration                       3.3(a)
          Company                                  preamble
          Notice Period                            3.3(c)
          Notification Notice                      3.3(f)
          Offered Price                            3.3(b)
          Offered Shares                           3.3(b)
          Other Shareholders                       3.3(b)
          Selling Holder                           3.3(b)
          Shares                                   recitals
          Subscribing Shareholders                 3.3(c)
          Tag-Along Offer                          3.3(e)
          Tag Closing                              3.3(e)
          Taggers                                  3.3(e)
          Tagged Shares                            3.3(e)
          Transferee                               3.3(b)
          Transfer Notice                          3.3(b)
          Transferee Acceptance Notice             3.3(e)
          Transferee Offer                         3.3(b)
          Transferee Rejection Notice              3.3(e)

     1.3 "Exhibit, Etc." References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles of Sections of this Agreement.


                                  ARTICLE II

                               Voting of Shares
                               ----------------

     2.1 Certain Voting Requirements. Whenever the Board of Directors solicits a Proxy, each Shareholder will, during the term of this Agreement and so long as such Shareholder owns any Shares, or acquires the power to vote any Shares, vote (or cause to be voted) all of such Shareholder's Shares in accordance with the recommendation of the Board of Directors in connection with such Proxy solicitation; provided, however, no Shareholder shall be required to vote (or cause to be voted) such Shareholder's Shares in accordance with this Section 2.1 in the event that both Raymond L. Gellein, Jr. and Jeffrey A. Adler disagree with the recommendation of the Board of Directors in connection with any Proxy solicitation and deliver written notice to each of the Shareholders to such effect prior to the date votes are taken on such action. Any Shareholder who or which has voted (or cause to be voted) such Shareholder's Shares in accordance with the recommendation of the Board of Directors in connection with a Proxy solicitation prior to receiving the written notice referred to in the preceding sentence, may rescind any relevant Proxy theretofore given by such Shareholder.

     2.2 Restrictions on Other Agreements. No Shareholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Shares nor shall any Shareholder enter into any agreement or arrangements of any kind with any Person with respect to the Shares on terms inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Shareholders or holders of Common Stock that are not parties to this Agreement), including, without limitation, agreements or arrangements with respect to the acquisition, Disposition or voting of Shares.


                                  ARTICLE III

                            Dispositions of Shares
                            ----------------------

     3.1 General Disposition Restriction. Each Shareholder covenants and agrees that it will not, and will not cause or allow any of its Affiliates to, Dispose or cause the Disposition of Shares or any interest therein except in accordance with the terms and conditions of this Article III. Any attempted Disposition not in accordance with the terms and conditions of this Article III shall be null and void and of no force or effect.

     3.2 Dispositions to Affiliates. Notwithstanding anything to the contrary contained in this Article III, (i) each of the parties constituting Gellein may Dispose of all or a portion of its Shares to an Affiliate of Raymond L. Gellein, Jr.; (ii) each of the parties constituting J. Gellein Trust may Dispose of all or a portion of its Shares to an Affiliate of Janice G. Gellein; and (iii) each of the parties constituting Adler may Dispose of all or a portion of its Shares to an Affiliate of Jeffrey A. Adler; provided, however, that (a) such Shares shall remain subject to all of the terms and conditions of this Agreement in the hands of such Affiliate, and (b) such Affiliate shall first deliver to the other Shareholder(s) a written agreement, reasonably satisfactory in form

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and substance to the nontransferring Shareholder(s), (x) assuming and agreeing to be bound by all the terms and conditions of this Agreement and to be a Shareholder hereunder; (y) providing that such Affiliate will retransfer all of its right, title and interest in the Shares to the original transferring Shareholder free and clear of all Liens prior to the time at which it ceases to be an Affiliate of such transferring Shareholder; and (z) containing a power of attorney from such Affiliate to the transferring Shareholder granting to such transferring Shareholder the power, on behalf of such Affiliate, to vote such Shares for all purposes and to make any election on behalf of such Affiliate under this Agreement, and agreeing that such Affiliate will be legally bound by such elections and agreements as if it had made or executed the same. A Disposition pursuant to this Section 3.2 shall not relieve the transferring Shareholder of any of its obligations under this Agreement.

     3.3  Right of First Refusal/Tag Along Rights.

          (a) The provisions of this Section 3.3 shall apply only to a Transferee Offer, the consideration for which is stated solely in United States Dollars and which is payable solely in cash or by promissory note payable solely in cash ("Cash Consideration"). No Shareholder may Dispose of any Shares for consideration other than Cash Consideration without obtaining the prior written consent of the other Shareholders, which consent may be given or withheld, with or without cause, in the sole and absolute discretion of such other Shareholders. The provisions of this Section 3.3 shall not apply to any Shares
(i) Disposed of by a Shareholder in the Initial Public Offering (or pursuant to the Underwriters' related over-allotment option), (ii) Disposed of pursuant to an exercise of an Option granted under a Shareholder Option Agreement, or (iii) contemplated to be Disposed of pursuant to Section 3.4.

          (b) If any Shareholder (hereinafter referred to as a "Selling Holder") proposes to sell or otherwise Dispose of all or any portion of the Selling Holder's Shares to a non-Affiliate, the Selling Holder will give notice (hereinafter referred to as a "Transfer Notice") in writing to the Company and to the other Shareholders, other than the Shareholders which are Affiliates of the Selling Holder (such other Shareholders being referred to herein as the "Other Shareholders"), (i) describing the number of Shares proposed to be Disposed of (the "Offered Shares"), (ii) specifying the proposed Cash Consideration therefor (the "Offered Price") or the other consideration therefor, (iii) irrevocably offering to sell the Offered Shares to the Other Shareholders at the Offered Price at a closing pursuant to Section 3.3(f), and
(iv) attaching to the Transfer Notice an unconditional, bona fide offer (the "Transferee Offer") from an identified non-Affiliate (the "Transferee") to purchase the Offered Shares at the Offered Price (it being understood that the Transfer

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Notice shall confirm the identity of the ultimate beneficial owner of the
Transferee).

          (c) The Other Shareholders may offer to accept for purchase all, or, subject to Section 3.3(d), any portion of the Offered Shares (such Other Shareholders being referred to herein as the "Subscribing Shareholders"), at the Offered Price, by giving written notice to the Selling Holder within 10 business days, or 30 business days in the event that the aggregate Offered Price exceeds $500,000, from the date of the Transfer Notice (the "Notice Period"). In the event that the Subscribing Shareholders offer to accept for purchase an aggregate number of Offered Shares that exceeds the total number of Offered Shares described in the Transfer Notice, then each such Subscribing Shareholder shall be entitled to purchase a number of Offered Shares that is equal to the product of (i) the number of Offered Shares, multiplied by (ii) a fraction, the numerator of which is the number of Offered Shares sought to be purchased by such Subscribing Shareholder and the denominator of which is the number of Offered Shares sought to be purchased by all Subscribing Shareholders.

          (d) In the event the Subscribing Shareholders do not offer to accept for purchase all the Offered Shares in the relevant time period described above, then the Selling Holder shall have the right for 60 days after the expiration of the Notice Period to sell to the Transferee the Offered Shares for Cash Consideration equal to or greater than, and on other terms and conditions that are no more favorable to the Transferee than, as set forth in the Transferee Offer (which time period shall be extended (x) in order to secure all approvals of regulatory bodies and similar authorities that are required to effectuate such transfer, in which case the closing shall be conducted no later than 10 business days after the receipt of all such approvals (it being understood that the parties shall use their reasonable best efforts to obtain any such approvals within the time periods contemplated hereby), or (y) for the number of days for which any Tag-Along Offer is outstanding (it being understood that the extension referred to in this clause (y) shall terminate on the date of either the Transferee Acceptance Notice or the Transferee Rejection Notice, if an Acceptance Notice is given, or on the date which is 10 business days from the date of the Tag-Along Offer, if no Acceptance Notice is given)).

          (e) (i) Notwithstanding anything to the contrary in this Section 3.3, the Selling Holder shall not consummate the Disposition of the Offered Shares to the Transferee as is otherwise permitted by Section 3.3(d) above unless the Transferee, as part of the Transferee Offer, has offered to each Other Shareholder the opportunity to sell to the Transferee a number of such Other Shareholder's Shares equal to the product of (i) the number of Shares owned by such Other Shareholder, multiplied by (ii) a fraction, the numerator of which is the number of Offered Shares and the denominator of

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     which is the number of Shares owned by the Selling Holder (assuming, for purposes of determining the aggregate number of Shares then owned by an Other Shareholder or the Selling Holder, that all outstanding options to acquire Common Stock are not exercised, and that the underlying Common Stock is not outstanding), for the same Cash Consideration per share and on the same other terms and conditions as set forth in the Transferee Offer (the "Tag-Along Offer"); provided, however, that no Tag-Along Offer need be made if the Offered Shares constitute less than 5% of the outstanding Common Stock determined on a primary basis in accordance with generally accepted accounting principles with reference to the Company's Quarterly Report on Form 10-Q, or 10-K, whichever is more recent (or any successor forms), for the Company's most recently completed fiscal quarter or year, as applicable, prior to the date of the Transfer Notice (it being agreed that Dispositions of Shares by a Selling Holder and its Affiliates during a six month period to a single purchaser or group of purchasers acting together or under common control are to be aggregated in determining whether 5% of the outstanding Common Stock is being sold).

               (ii) The Other Shareholders may accept such Tag-Along Offer and sell to the Transferee any number of Shares up to the maximum amount allowed by Section 3.3(e)(i)(any such Other Shareholders offering to sell Shares to the Transferee being herein termed "Taggers", and such Shares being herein termed "Tagged Shares") by giving written notice (hereinafter referred to as an "Acceptance Notice") to the Transferee (it being understood that the Tag-Along Offer shall state the manner by which communications to the Transferee shall be effected) within 10 business days from the date of the Tag-Along Offer.

               (iii) In the event any of the Taggers accept the Tag-Along Offer and the Transferee does not agree to purchase the Offered Shares and all Tagged Shares (which rejection must be by written notice (such notice referred to herein as the "Transferee Rejection Notice") to the Selling Holder and all Taggers and made within 10 business days from the end of the relevant Notice Period), then no Offered Shares or Tagged Shares shall be sold to the Transferee; provided, however, in the event any of the Taggers accept the Tag-Along Offer and the Transferee agrees to purchase the Offered Shares and all Tagged Shares (which acceptance must be by written notice (hereinafter referred to as the "Transferee Acceptance Notice") to the Selling Holder and all Taggers and made within 10 business days from the end of the relevant Notice Period), the closing with respect to the Offered Shares shall be at the same time as the closing for the Tagged Shares (such closing being referred to herein as the "Tag Closing") and:

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               (A)  Not later than 7 days after the date of the Transferee
          Acceptance Notice, the Taggers shall deliver to the Selling Holder (x) a stock certificate or certificates evidencing the appropriate number of Tagged Shares, together with an appropriate assignment separate from the stock certificate duly executed in a proper form to effect the transfer of such Tagged Shares to the Transferee on the books and records of the Company and (y) a limited power-of-attorney authorizing the Selling Holder to effect the sale of the Tagged Shares pursuant to the terms of the Transferee Offer (the failure of a Tagger to comply with the provisions of this Section 3.3(e)(iii)(A) shall be deemed to be a waiver of the Tagger's rights hereunder);

               (B) Simultaneously with the Tag Closing, the Selling Holder shall (x) deliver notice thereof to the Taggers, (y) cause the Transferee to remit to the Taggers the total sales price of the Tagged Shares sold pursuant hereto and (z) furnish such other evidence of the Tag Closing as may be reasonably requested in writing by the Taggers; and

               (C) If, by the Tag Closing, the Selling Holder shall not have completed the sale to the Transferee of the Tagged Shares and the Offered Shares, the Selling Holder shall return to the Taggers (x) the stock certificates and assignments of certificates with respect to the Tagged Shares and (y) the related limited power-of-attorney, in each case which the Taggers delivered to the Selling Holder pursuant to clause (A) above (upon the Taggers' receipt of such materials, all the restrictions on transfer contained in this Section 3.3 shall again be in effect).

          (f) (i) In the event that the Subscribing Shareholders have offered to accept for purchase all of the Offered Shares, upon determination of the manner in which the Offered Shares are to be sold in accordance with Sections 3.3(c), the Subscribing Shareholders (or a Subscribing Shareholder on behalf of the Subscribing Shareholders) will give notice (hereinafter referred to as the "Notification Notice") to the Selling Holder to such effect and inform the Selling Holder that such Offered Shares shall be transferred to the Subscribing Shareholder(s) at the Offered Price. Such Notification Notice shall also specify the place and time of the closing at which such Selling Holder's Offered Shares shall be transferred. Such closing shall in no case occur earlier than the 5th business day following the Notification Notice or later than the 10th business day following the Notice Period, unless it is necessary to conduct the closing later than either the 10th business day in order

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

     to secure all approvals of regulatory bodies and similar authorities that are required to effectuate such transfer, in which case the closing shall be conducted no later than 10 business days after the receipt of all such approvals (it being understood that the parties shall use their reasonable best efforts to obtain any such approvals within the time periods contemplated hereby).

               (ii) At the closing, the Subscribing Shareholder(s) to whom the Selling Holder's Offered Shares are being sold shall deliver the Offered Price in the form set forth in the Transferee Offer to the Selling Holder.

               (iii) At the closing, the Selling Holder shall deliver to the Subscribing Shareholder(s) to whom the Selling Holder's Offered Shares are being sold a certificate executed by or on behalf of the Selling Holder dated as of the closing date and in form and substance satisfactory to the Subscribing Shareholder(s) to whom the Selling Holder's Offered Shares are being transferred to the effect that:

               (A) The Selling Holder, if other than a natural Person, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

               (B) The Selling Holder has full power, authority (or capacity) and legal right to make and perform its obligations under the transactions contemplated by this Section 3.3;

               (C) The sale of the Offered Shares will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the Offered Shares pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Selling Holder or any of its Affiliates is a party or by which the Selling Holder or any of its Affiliates is bound or to which any of the property or assets of the Selling Holder or any of its Affiliates is subject, nor will such action result in any violation of the provisions of the certificate of incorporation or by-laws (or equivalent corporate governing instruments) of the Selling Holder or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Selling Holder or any of its Affiliates or any of their properties.

               (D) No consent, approval, authorization, order, registration or qualification of any third party or any court or governmental agency or body is required for the sale of the Offered Shares.

               (E) There are no legal or governmental proceedings pending to which the Selling Holder or any of its Affiliates is a party or, to the Selling Holder's knowledge, threatened, which question the validity of this Agreement or the sale of the Offered Shares pursuant to this Section 3.3(f).

               (F) Upon payment of the Offered Price, good and valid title to the Offered Shares, free and clear of all Liens, will be transferred by the Selling Holder.

               (iv) The Selling Holder shall pay, and shall indemnify the Subscribing Shareholder(s) to whom the Selling Holder's Offered Shares are being transferred, against, any stamp, transfer or similar tax that is payable in respect of the transfer of the Selling Holder's Offered Shares pursuant to any of Sections 3.3(c). The amount of any such tax which has not been paid by the Selling Holder may be deducted from any amount otherwise payable to the Selling Holder.

     3.4  Dispositions of Shares Pursuant to Registration Statements and Rule
144.

          (a) Shares that shall have been registered under the Securities Act in contemplation of a publicly distributed firm commitment underwriting of a specified number of Shares, including an estimated price and commission arrangement, may be Disposed of pursuant to such effective registration statement if the registration statement with respect to the sale of such Shares shall have become effective under the Securities Act. Before filing any registration statement with respect to any contemplated underwritten offering of Shares pursuant to this Section 3.4(a), the Selling Holder shall notify the Other Shareholders thereof in writing, providing the Other Shareholders the details thereof in writing, including the number of shares to be offered, the minimum purchase price and the expected discount and commissions. The Other Shareholders shall have 10 days from the receipt of such notice to elect to purchase for cash all of such Shares from the Selling Holder at the specified minimum purchase price. In the event the Other Shareholders elect to purchase all of such Shares, the Selling Holder shall sell such Shares to the Other Shareholders and the Other Shareholders shall purchase all of such Shares from the Selling Holder at a closing to be held 30 days after the notice of the election to purchase. Such notice of the election to purchase shall be accompanied by a deposit of 5% of the purchase price. In the event the Other Shareholders do not elect to purchase the Shares or fail to make an election within the applicable time period, the Seller shall be free to effect the sale of all of such Shares in accordance with the terms and conditions set forth in its notice provided that such sale is effected at a price less than the specified minimum purchase price less 10%.

          (b) Shares may be sold pursuant to Rule 144 (or any similar provision which replaces Rule 144) under the Securities Act. Before effecting any sale of Shares pursuant to this Section 3.4(b), the Selling Holder shall notify the Other Shareholders thereof in writing, providing the Other Shareholders a copy of the applicable Form 144 (or the information required by such form) and specifying the minimum purchase price. The Other Shareholders shall have three business days from the receipt of such notice to elect to purchase for cash all or a portion of such Shares from the Selling Holder at such minimum purchase price. In the event the Other Shareholders elect to purchase all or a portion of such Shares, the Selling Holder shall sell such Shares to the Other Shareholders and the Other Shareholders shall purchase such Shares from the Selling Holder at a closing within six business days after the notice of the election to purchase. In the event the Other Shareholders do not elect to purchase the Shares or fails to make an election with the applicable time period, the Selling Holder shall be free to effect the sale of some or all of such Shares under Rule 144 in accordance with the terms and conditions set forth in its notice at a price not less than the minimum purchase price less 10%.

          (c) All Shares to be purchased by the Other Shareholders pursuant to this Section 3.4 shall be allocated among the Other Shareholders as they shall agree (it being understood that if the Other Shareholders are unable to so agree, all such allocations among the Other Shareholders shall be made pro rata basis determined in accordance with each such Other Shareholder's ownership of Common Stock determined on a fully-diluted basis in accordance with generally accepted accounting principles with reference to the Company's Quarterly Report on Form 10-Q, or 10-K, whichever is more recent (or any successor forms), for the Company's most recently completed fiscal quarter or year, as applicable, prior to the proposed Disposition).

     3.5  Limitation of Rights.  Upon exercise of a right specified in either
Section 3.3 or Section 3.4, no further exercise of rights provided for by such provisions may be initiated until the expiration of all periods of time therein specified (other than rights granted to a party in connection with either of such provisions to the extent that proceedings are in progress thereunder).

                                  ARTICLE IV

                                 Miscellaneous
                                 -------------

     4.1 Endorsement on Certificates. Each of the Shareholders agree that a legend substantially to the following effect shall be placed on every certificate evidencing ownership of Shares owned by it:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION THEREUNDER OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A SHAREHOLDERS' AGREEMENT, DATED AS OF FEBRUARY 10, 1997 WHICH RESTRICTS THE TRANSFERABILITY HEREOF AND A REGISTRATION RIGHTS AGREE MENT (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER HEREOF). ANY TRANSFER IN VIOLATION OF SUCH RESTRICTIONS SHALL BE NULL, VOID AND OF NO EFFECT WHATSOEVER. NO TRANSFER OF SUCH SECURITIES WILL BE ON THE BOOKS OF THE ISSUER HEREOF UNLESS ACCOMPANIED BY EVI DENCE OF COMPLIANCE WITH THE TERMS OF SUCH SHAREHOLDERS' AGREEMENT."

     4.2  Effectiveness; Termination.

          (a) This Agreement shall become effective (the "Effective Date") concurrently with the completion of the Initial Public Offering. The parties agree that upon the Effective Date, this Agreement supersedes each of the Old Agreements in their entirety and that the Old Agreements shall have no further force and effect whatsoever. Until the Effective Date, the Old Agreements shall continue in effect.

          (b) This Agreement shall terminate and be of no force and effect upon the earliest to occur of (i) the written agreement of all of the Shareholders to terminate this Agreement; (ii) the tenth anniversary of the Initial Public Offering; and (iii) date upon which the parties constituting Adler, on the one hand, or the parties constituting Gellein and J. Gellein Trust, on the other, fail to own five percent of the outstanding Common Stock, determined on a fully diluted basis in accordance with generally accepted accounting principles with reference to the Company's Quarterly Report on Form 10-Q, or 10-K, whichever is more recent (or any successor forms), for the Company's most recently completed fiscal quarter or year, as applicable, prior to the date of determination.

     4.3 Shares Subject to this Agreement. This Agreement shall apply to (a) the Shares held by the Shareholders on the date hereof; (b) any Shares issued to any Shareholder as a result of a share dividend or in addition to or upon exchange for Shares; (c) any Shares issued to any Shareholder pursuant to such Shareholder's exercise of an option or warrant; (d) any Shares issued to a Shareholder upon conversion of Shares; and (e) any Shares otherwise purchased, acquired or issued to any Shareholder. All certificates evidencing Shares subject to this Agreement shall contain the restrictive legend set forth in
Section 6.1.

     4.4 Further Assurances. From time to time after the date hereof, the parties will, at their expense, and without further consideration, execute and deliver such other documents and instruments and take such other actions as may be reasonably requested to effect the purposes and intent of this Agreement.

     4.5 Notices. All notices, consents, requests, instructions, acceptances, approvals or other communications which may be given hereunder shall be in writing and shall be deemed to have been duly given, made or served upon delivery, if delivered in person, or on the first business day after sending, if sent by recognized expedited delivery service, or on the third business day after mailing, if mailed by registered or certified mail, first class postage prepaid, a party at the address specified therefor on Schedule A attached hereto, or to such other address as any party may from time to time designate to the other in the manner provided in this Section.

     4.6 Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural wherever the context and facts require such construction. The descriptive headings in the sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

     4.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

     4.8 Modification; Amendment. No modification or amendment of this Agreement shall be valid unless the same shall be in writing executed by the Company and the holders of 66-2/3% of the outstanding Shares then held by Shareholders.

     4.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     4.10 Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or entity (other than the parties hereto) any rights or remedies under or by reason of this Agreement, provided, however, that the Company shall be a third party beneficiary of each Shareholder's obligations under Section 2.1 hereof.

     4.11 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, and permitted assigns.

     4.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     4.13 Equitable Relief. The parties hereto acknowledge and agree that in the event of any breach of Article II or Sections 3.1, 3.2, 3.3 or 3.4 by any one of them, the other parties would be irreparably harmed and could not be made whole by monetary damages. Accordingly, the parties hereto agree (i) to waive the defense in any action for specific performance that a remedy at law would be adequate, and (ii) that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of Article II or Sections 3.1, 3.2, 3.3 or 3.4 in any action instituted to enforce it.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                            __________________________________________________
                            Raymond L. Gellein, Jr., Trustee of the Raymond L. Gellein, Jr. Revocable Trust


                            __________________________________________________
                            Raymond L. Gellein, Jr., Trustee of the Raymond L. Gellein, Jr. Grantor Retained Annuity Trust



                            __________________________________________________
                            Raymond L. Gellein, Jr., Trustee of the Matthew James Gellein Irrevocable Trust



                   [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                            ___________________________________________________
                            Raymond L. Gellein, Jr., Trustee of the Brett Tyler Gellein Irrevocable Trust



                            ___________________________________________________
                            Raymond L. Gellein, Jr., Trustee of JGG Holdings
                            Trust



                            ___________________________________________________
                            Raymond L. Gellein, Jr., Trustee of the Janice G. Gellein Grantor Annuity Trust



                            ___________________________________________________
                            Raymond L. Gellein, Jr., Trustee of the Catherine Male Gift Trust



                            ___________________________________________________
                            Raymond L. Gellein, Jr., Trustee of the Cherie Doherty Gift Trust



                            ___________________________________________________
                            Raymond L. Gellein, Jr., Trustee of the Susan Faetz Gift Trust


                            ___________________________________________________
                            Jeffrey A. Adler, Trustee of the Jeffrey A. Adler Revocable Trust


                            ___________________________________________________
                            Jeffrey A. Adler, Trustee of the Jeffrey A. Adler Grantor Annuity Trust #1


                   [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                            ___________________________________________________
                            Jeffrey A. Adler, Trustee of the Jeffrey A. Adler Grantor Annuity Trust #2


                            ___________________________________________________
                            Lee I. Miller, Trustee of the ARA Trust


                            ___________________________________________________
                            Lee I. Miller, Trustee of the DLA Trust


THE UNDERSIGNED EXECUTE THIS
AGREEMENT SOLELY FOR PURPOSES
OF ARTICLE II HEREOF:

______________________________
Raymond L. Gellein, Jr.


______________________________
Jeffrey A. Adler





                  [SIGNATURES CONTINUED FROM PRECEDING PAGE]

                 SCHEDULE A
                 ----------


                                              No. of
Name and Address/(1)/                         Shares
----------------                              ------

Raymond L. Gellein, Jr.                     3,203,550
  Revocable Trust
c/o Raymond L. Gellein, Jr.,
  Trustee

Raymond L. Gellein, Jr.                       254,440
  Grantor Retained Annuity
  Trust
c/o Raymond L. Gellein, Jr.,
  Trustee

Matthew James Gellein                          42,880
  Irrevocable Trust
c/o Raymond L. Gellein, Jr.,
  Trustee

Brett Tyler Gellein                            42,880
  Irrevocable Trust
c/o Raymond L. Gellein, Jr.,
  Trustee

JGG Holdings Trust                          3,203,550
c/o Raymond L. Gellein, Jr.,
  Trustee

Janice G. Gellein Grantor                     278,700
  Annuity Trust
c/o Raymond L. Gellein, Jr.,
  Trustee

Catherine Male Gift Trust                      20,500
c/o Raymond L. Gellein, Jr.,
  Trustee

Cherie Doherty Gift Trust                      20,500
c/o Raymond L. Gellein, Jr.,
  Trustee

Susan Faetz Gift Trust                         20,500
c/o Raymond L. Gellein, Jr.,
  Trustee

Jeffrey A. Adler Revocable Trust            6,854,500
c/o Jeffrey A. Adler,
  Trustee

                                       No. of
 Name and Address (continued)          Shares
 ----------------------------          ------

Jeffrey A. Adler Grantor Annuity       50,000
  Trust #1
c/o Jeffrey A. Adler,
  Trustee

Jeffrey A. Adler Grantor Annuity       60,000
  Trust #2
c/o Jeffrey A. Adler,
  Trustee

ARA Trust                              61,500
c/o Lee I. Miller,
  Trustee
Suite 1800
203 North LaSalle Street
Chicago, Illinois  60601-1293

DLA Trust                              61,500
c/o Lee I. Miller,
  Trustee
Suite 1800
203 North LaSalle Street
Chicago, Illinois  60601-1293
                                   ----------

                                   14,175,000
                                   ==========

-------------------
/(1)/ Unless otherwise specified, all addresses are 8001 Vistana Centre Drive, Orlando, Florida 32821.

                                      S-2